Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112843

 Prospectus Supplement No. 17


                                [GRAPHIC OMITTED]





                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

         This prospectus supplement supplements the prospectus dated February 20, 2004 of AirGate PCS, Inc., as supplemented by prospectus supplement Nos. 1 through 16 dated March 5, March 8, March 10, March 12, March 24, March 30, April 1, April 14, April 19, April 20, April 27, May 5, May 7, May 19, June 17 and July 2, 2004, respectively, relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:


                                                   Principal Amount
                                                       of Notes
                                                     Beneficially          Number of Shares
                                                    Owned that may         of Common Stock          % of Outstanding
Name                                                  be sold ($)          that may be sold           Common Stock
----                                               ----------------        ----------------         ----------------

40/86 Advisors
      40/86 Series Trust - High Yield Portfolio          69,300                    0                       *
      Bankers Life & Casualty Co. - High Yield          533,300                    0                       *
      40/86 Strategic Income Fund                       741,300                    0                       *

         Our common stock is quoted on The Nasdaq National Market under the symbol "PCSA." On July 12, 2004, the reported last sale price per share of our common stock on The Nasdaq National Market was $17.61.

         Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.
                                ________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                ________________

             The date of this Prospectus Supplement is July 13, 2004